Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 26, 2017

BY AND AMONG

BAYCOM CORP,

UNITED BUSINESS BANK

AND

PLAZA BANK

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6.5	No Solicitation	48

6.6	PLAZA Shareholder Recommendation	50

6.7	Requisite PLAZA Shareholder Approval	51

6.8	PLAZA Minority Status	52

6.9	Notification of Certain Matters	52

6.10	Estoppel Letters and Consents	52

6.11	Antitakeover Statutes	52

6.12	Notice to PLAZA Customers	53

6.13	Indemnification; Directors and Officers Insurance	53

6.14	California Permit	54

6.15	Benefit Plans.	55

6.16	Certain Policies	56

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE TRANSACTION		56

7.1	Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby	56

7.2	Conditions to Obligations of PLAZA	57

7.3	Conditions to Obligation of BHC and BANK	58

ARTICLE VIII TERMINATION		59

8.1	Termination	59

8.2	Liabilities and Remedies; Liquidated Damages; Expense Reimbursement	61

ARTICLE IX MISCELLANEOUS		62

9.1	Survival of Representations, Warranties and Agreements	62

9.2	Waiver; Amendment	62

9.3	Counterparts	62

9.4	Governing Law	62

9.5	Waiver of Jury Trial	63

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9.6	Expenses	63

9.7	Notices	63

9.8	Entire Understanding; No Third-Party Beneficiaries	64

9.9	Severability	64

9.10	Enforcement of this Agreement	64

9.11	Interpretation	64

9.12	Assignment	65

9.13	Alternative Structure	65

ANNEX A	Form of PLAZA Non-Competition and Voting Agreement

ANNEX B	Form of PLAZA Voting Agreement

ANNEX C	Form of Merger Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated as of June 26, 2017, (“Agreement”) is made and entered into by and among BayCom Corp, a California corporation that is a bank holding company (“BHC”), United Business Bank, a California state-chartered commercial bank that is wholly-owned by BHC (“BANK”) and Plaza Bank, a Washington state-chartered commercial bank (“PLAZA”).

RECITALS

WHEREAS, BHC owns all of the issued and outstanding capital stock of BANK;

WHEREAS, the parties hereto wish to provide for the terms and conditions of a business combination in which, (i) in exchange for the merger consideration as set forth herein, PLAZA would be merged with and into BANK (the “Merger”), with BANK being the surviving entity in the Merger, and (ii) PLAZA shareholders would receive shares of BHC common stock;

WHEREAS, each of the Boards of Directors of BANK, BHC and PLAZA has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, BHC, BANK, and PLAZA, respectively, and the shareholders of BHC, BANK and PLAZA, respectively;

WHEREAS, the parties intend that the Merger be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Internal Revenue Code (the “Code”);

WHEREAS, as a material inducement to BHC to enter into this Agreement, and simultaneous with the execution of this Agreement, each of the directors of PLAZA are entering into an agreement, in the form of Annex A hereto (the “PLAZA Non-Competition and Voting Agreement”) and each of the officers of PLAZA are entering into an agreement, in the form of Annex B hereto (the “PLAZA Voting Agreement”), pursuant to which each such director and executive officer shall agree, among other things, to vote all shares of capital stock of PLAZA owned by such person, in favor of the approval and adoption of this Agreement;

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

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ARTICLE I

CERTAIN DEFINITIONS

1.1           Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any inquiry, offer or proposal other than by BANK or BHC, whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to: (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving PLAZA; (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of PLAZA representing, in the aggregate, twenty-five percent (25%) or more of the assets of PLAZA; (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of PLAZA; (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of PLAZA; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Adverse Recommendation Change” means a withdrawal, modification or qualification in any manner that is adverse to BHC or BANK of the favorable recommendation by the PLAZA Board that the shareholders of PLAZA vote in favor of the approval of this Agreement.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.2.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal.

“Antitakeover Law” has the meaning set forth in Section 4.1(w).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BANK” has the meaning set forth in the preamble to this Agreement.

“BANK Articles” means the Articles of Incorporation of BANK, as amended.

“BANK Board” means the Board of Directors of BANK.

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“BANK Bylaws” means the Bylaws of BANK, as amended.

“BANK Material Contract” or “BANK Material Contracts” has the meaning set forth in Section 5.3(l)(i).

“BHC” has the meaning set forth in the recitals to this Agreement.

“BHC Board” means the Board of Directors of BHC.

“BHC Common Stock” means shares of BHC common stock, without par value.

“BHC Financial Statements” means (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of BANK as of December 31, 2016, 2015 and 2014 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of BANK for each of the three years ended December 31, 2016, 2015 and 2014, (ii) the unaudited consolidated statements of financial condition (including related notes and schedules, if any) of BHC as of March 31, 2017 and the unaudited consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of BHC for the three months ended March 31, 2017, and (iii) the unaudited consolidated statements of financial condition of BHC (including related notes and schedules, if any) and the unaudited consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of BHC with respect to the monthly, quarterly and annual periods ending subsequent to March 31, 2017.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” has the meaning set forth in Section 7.1(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in either the State of California or State of Washington are authorized or obligated to close.

“Certificate” has the meaning set forth in Section 3.1(a)(ii).

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” means the date on which the Effective Time occurs.

“Code” has the meaning set forth in the recitals to this Agreement.

“Commissioner” means the Commissioner of the Department of Business Oversight of the State of California.

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“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(c).

“Consents” has the meaning set forth in Section 6.10.

“D&O Insurance” has the meaning set forth in Section 6.13(c).

“DBO” means the Department of Business Oversight of the State of California.

“DBO Permit” has the meaning set forth in Section 6.14(a).

“Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Dissenting Shares” has the meaning set forth in Section 3.1(e).

“DOL” has the meaning set forth in Section 5.2(n)(i).

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” means any federal, state or local law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

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“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.2(n)(iii).

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Excluded Shares” means shares of PLAZA Common Stock owned by BHC, or PLAZA, in each case not held (i) in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) in respect of a debt previously contracted, as held immediately prior to the Effective Time.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Banks of San Francisco or Des Moines, as applicable.

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980.

“Former PLAZA Employees” has the meaning set forth in Section 6.15(b).

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, territorial, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

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“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.13.

“IRS” has the meaning set forth in Section 5.2(n)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.1(s).

“Loan Package” has the meaning set forth in Section 4.1(s).

“Material Adverse Effect” means with respect to any party, any effect, change, development or occurrence that is material and adverse to the condition (financial or otherwise), assets, deposits, results of operations, prospects, liabilities or business of such party, and its Subsidiaries, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof, by Government Authorities, that are applicable to the banking industry; (B) changes in GAAP or regulatory accounting principles that are applicable to the banking industry; (C) changes in global, national or regional political conditions or general economic (including interest rates) or market conditions in the United States and the State of California, State of New Mexico and State of Washington, including changes in credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party with the prior consent of the other, in contemplation of this Agreement as required or permitted hereunder, as required under any regulatory approval received in connection with this Agreement or which have been waived in writing by the other party; (F) the public announcement or consummation of the transactions contemplated hereby if such announcement is made after prior consent of the other party; (G) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP; (H) changes in the market price of such party’s common stock; or (I) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change (i) disproportionately affect such party and its Subsidiaries, taken as a whole, as compared to other similarly situated companies in the industry in which such party operates; or (ii) would materially impede the ability of such party to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby.

“Maximum Amount” has the meaning set forth in Section 6.13(c).

“Merger” has the meaning set forth in the recitals to this Agreement.

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“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OREO” means other real estate owned.

“Party Expenses” has the meaning set forth in Section 8.2(a)(iii).

“Pension Plan” has the meaning set forth in Section 5.2(n)(ii).

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“PLAZA” has the meaning set forth in the preamble to this Agreement.

“PLAZA Articles” means the Articles of Incorporation of PLAZA, as amended.

“PLAZA Benefit Plans” has the meaning set forth in Section 5.2(n)(i).

“PLAZA Board” means the Board of Directors of PLAZA.

“PLAZA Bylaws” means the Bylaws of PLAZA, as amended.

“PLAZA Common Stock” means the single class of capital stock of PLAZA.

“PLAZA Financial Statements” means (i) the audited statements of financial condition (including related notes and schedules, if any) of PLAZA as of December 31, 2016, 2015 and 2014, and the statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of PLAZA for each of the years ended December 31, 2016, 2015 and 2014, (ii) the unaudited statements of financial condition (including related notes and schedules, if any) of PLAZA as of March 31, 2017 and the unaudited statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of PLAZA for the three months ended March 31, 2017, and (iii) the statements of financial condition of PLAZA (including related notes and schedules, if any) and the statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of PLAZA with respect to the monthly, quarterly and annual periods ending subsequent to March 31, 2017.

“PLAZA Loan Property” has the meaning set forth in Section 5.2(p)

“PLAZA Material Contract” or “PLAZA Material Contracts” has the meaning set forth in Section 5.2(l)(i).

“PLAZA Merger Related Expenses” has the meaning set forth in Section 3.1(a)(ii).

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“PLAZA Non-Competition and Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“PLAZA Shareholders Meeting” has the meaning set forth in Section 6.7(b).

“PLAZA Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“Previously Disclosed” with regard to a party means information set forth in its Disclosure Schedule; provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement.

“Proxy Statement-Offering Circular” has the meaning set forth in Section 6.7(a).

“RCW” means the Revised Code of Washington

“Record Holder” has the meaning set forth in Section 3.3(b)

“Regulatory Approvals” means the approval, non-disapproval and/or non-objection of any bank regulator or other Governmental Authority that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Representatives” has the meaning set forth in Section 6.5(a).

“Requisite PLAZA Shareholder Approval” means the approval of shareholders of PLAZA required to consummate the Merger in accordance with the RCW.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” has the meaning set forth in Section 3.1(a).

“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

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“Superior Proposal” means any unsolicited, bona fide binding written Acquisition Proposal that is not obtained in breach of this Agreement and that the PLAZA Board determines in good faith (after consultation with outside counsel and its financial advisor, taking into account the identity of the Person making the proposal, all legal, financial, regulatory and other aspects of the Acquisition Proposal and this Agreement (including any proposal to adjust the terms and conditions of this Agreement) including any breakup fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation and the form of consideration offered and the ability of the Person making such proposal to obtain financing and whether such financing is then fully committed for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to receive all necessary Regulatory Approvals for the consummation of the transactions contemplated by the Superior Proposal; (iii) does not contain any condition to closing or similar contingency related to the ability of the Person making such proposal to obtain financing; and (iv) is reasonably likely of being completed on the terms proposed on a timely basis.

“Tax” and “Taxes” mean (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of a Person to a Governmental Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.2(a)(ii).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“WSDFI” means the Washington State Department of Financial Institutions.

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ARTICLE II

THE MERGER AND RELATED MATTERS

2.1           The Merger; Surviving Entity.

(a)          The Merger. Subject to the terms and conditions of this Agreement, and pursuant to the applicable provisions of the CGCL, the CFC, the RCW, federal law and, to the extent applicable, the rules and regulations promulgated by the DBO, Federal Reserve Board, and WSDFI at the Effective Time, PLAZA shall be merged with and into BANK, with BANK as the surviving bank.

(b)          Surviving Entity. Upon the consummation of the Merger, the separate corporate existence of PLAZA shall cease and BANK shall continue as the surviving entity under the laws of the State of California. The name of the surviving entity of the Merger shall remain “United Business Bank.” From and after the Effective Time, BANK, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of PLAZA.

(c)          Articles of Incorporation and Bylaws of the Surviving Entity. The Articles of Incorporation and Bylaws of BANK, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of BANK, as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable law.

(d)          Directors and Officers of BHC and BANK. The directors and officers of BHC and BANK immediately prior to the Effective Time shall be the directors and officers of BHC and BANK, after the Effective Time, until their respective successors shall be duly elected and qualified or otherwise duly selected.

2.2           Filing of Agreement of Merger. As soon as practicable, but in no event later than the tenth (10th) calendar day after which each of the conditions set forth in Article VII hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, BHC, BANK and PLAZA will file, or cause to be filed, with the California Secretary of State and DBO an agreement of merger in substantially the form of Annex C to this Agreement, effecting the Merger, and the Merger shall become effective at that time (the “Effective Time”).

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

3.1           Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of PLAZA:

(a)          Effect on PLAZA Common Stock. Each share of PLAZA Common Stock (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration, which shall be comprised of:

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(i)          .084795 of a share of BHC Common Stock, subject to adjustment as described below (the “Per Share Merger Consideration”).

(ii)         In the event PLAZA Merger Related Expenses exceed $1,600,000, the Per Share Merger Consideration will be reduced. PLAZA Merger Related Expenses consist of the following expenses: (A) any contract termination fees and conversion fees associated with PLAZA Material Contracts that will be terminated in connection with the Merger, including but not limited to data processing contracts; (B) any severance or retention bonuses to be paid to PLAZA employees; (C) PLAZA’s legal, advisory, fairness opinion and other professional fees and professional expenses rendered in connection with the transaction contemplated in this Agreement; (D) PLAZA’s accounting, investment banking and valuation fees and expenses rendered in connection with the transaction contemplated in this Agreement; (E) D&O Insurance premiums and costs; and (F) PLAZA’s costs of printing and mailing the Proxy Statement-Offering Circular and soliciting PLAZA’s shareholder approval. Schedule 3.1(a) of the Disclosure Schedule sets forth the itemization of the PLAZA Merger Related Expenses. The number of shares of BHC Common Stock by which the Per Share Merger Consideration will be reduced will be calculated by dividing (i) the amount by which PLAZA Merger Related Expenses exceeds $1,600,000, by (ii) $17.10, and then dividing that sum by (iii) 7,318,954 (the number of shares of PLAZA Common Stock outstanding.) For example, if the PLAZA Merger Related Expenses totaled $1,700,000, the Per Share Merger Consideration would be reduced to .083996 shares of BHC Common Stock.

(iii)        At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist subject to the rights of Dissenting Shares, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of PLAZA Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) formerly representing any of the Shares (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b)          Effect on BHC Common Stock. The shares of BHC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be converted or otherwise affected by the Merger.

(c)          No Effect on Capital Stock of BANK. The Merger shall have no effect on the capital stock of BANK.

(d)          Cancellation of Excluded Shares. Each Excluded Share shall, as a result of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

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(e)          Dissenting Shares. Any shares of PLAZA Common Stock held by a Person who dissents from the Merger in accordance with the provisions of applicable law shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law. The Per Share Merger Consideration for any Dissenting Share shall be paid over to BHC by the Exchange Agent pending the determination as to the rights of any Dissenting Share to consideration under applicable laws.

3.2           Outstanding Options. At the Effective Time, any outstanding options to acquire shares of PLAZA Common Stock will be canceled and shall not be assumed by BHC. At the discretion of the option holder, the options shall either be (i) exercised prior to the Effective Time and thereafter exchanged for the Per Share Merger Consideration, or (ii) prior to the Effective Time, cashed out by payment to the option holder from PLAZA. In the event the option holder decides to cash out an option, the option holder shall receive from PLAZA a cash payment calculated by multiplying (a) the difference between the exercise price and Per Share Merger Consideration which is deemed to be $1.45, times (b) the number of shares under option. For example, if an optionee holds an option for 100 shares with an exercise price of $1.00 per share, the optionee would receive from PLAZA cash in the amount of $45.00, calculated by multiplying $0.45 ($1.45 - $1.00) by 100.

3.3           Exchange of Certificates.

(a)          Exchange Agent. At the Effective Time, BHC shall make available or cause to be made available to an exchange agent selected by BHC with PLAZA’s prior approval, which shall not be unreasonably withheld (the “Exchange Agent”), a sufficient number of shares of BHC Common Stock and a sufficient amount of cash in order for the Exchange Agent to distribute the Per Share Merger Consideration and pay cash in lieu of fractional shares of BHC Common Stock (the “Exchange Fund”).

(b)          Exchange Procedures. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), BHC shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of shares of PLAZA Common Stock (a “Record Holder”) (other than holders of Excluded Shares and Dissenting Shares) represented by Certificates: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(g)) to the Exchange Agent, such customary letter of transmittal to be in such form and have such other provisions as BHC and PLAZA may reasonably agree; and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(g)) in exchange for the Per Share Merger Consideration. Upon surrender of the Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for each share of PLAZA Common Stock represented by such surrendered Certificates, the Per Share Merger Consideration, if any, which such Record Holder has the right to receive pursuant to Section 3.1(a) hereof. Certificates so surrendered shall be cancelled. No interest will be paid or accrued on the Per Share Merger Consideration payable upon due surrender of the Certificates. BHC shall be entitled to rely upon the stock transfer books of PLAZA to establish the identity of those Persons entitled to receive the Per Share Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, BHC shall be entitled to deposit the Per Share Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

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(c)          Distributions with Respect to Unexchanged Shares. All shares of BHC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by BHC in respect of the BHC Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the BHC Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.3(g)) is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.3(g)), there shall be issued and/or paid to the holder of the Certificates representing whole shares of BHC Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of BHC Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BHC Common Stock with a record date at or after the Effective Time and a payment date subsequent to the time of such surrender.

(d)          Transfers. The Per Share Merger Consideration delivered in accordance with the terms of this Article III upon the surrender of the Certificates shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares (other than the right to receive the payments and deliveries contemplated by this Article III). At the Effective Time, holders of Certificates shall cease to have rights with respect to PLAZA Common Stock previously represented by such Certificates, and such holders’ sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration in respect of the Shares represented thereby. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of PLAZA of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to BHC or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Per Share Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article III.

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(e)          Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of BHC Common Stock will be issued in respect of a holder’s Shares. In lieu thereof, any holder of Shares entitled to receive a fractional share of BHC Common Stock but for this Section 3.3(e) shall be entitled to receive a cash payment, which payment shall be calculated by the Exchange Agent as an amount equal to the product of (i) such fractional share interest times (ii) $17.10. All fractional shares to which a single record holder of Shares would otherwise be entitled to receive hereunder shall be aggregated and calculations shall be rounded to three decimal places.

(f)           Termination of Exchange Fund. Any portion of the Exchange Fund (including cash, certificates representing shares of BHC Common Stock and the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of PLAZA for 180 days after the Effective Time (or such other time as shall be expressly provided in the agreement with the Exchange Agent with respect to the Exchange Fund), shall be delivered to BHC. Any holder of Shares (other than Excluded Shares and Dissenting Shares) that has not theretofore complied with this Article III shall, after any remaining portion of the Exchange Fund has been delivered to BHC, thereafter look only to BHC for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 3.4) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of BHC, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)          Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by BHC, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by BHC as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will distribute the Per Share Merger Consideration with respect to each Share represented by such lost, stolen or destroyed Certificate.

3.4           Withholding Rights. Each of BHC and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of PLAZA Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by BHC or Exchange Agent, such withheld amounts (i) shall be timely remitted by BHC to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of PLAZA Common Stock in respect of which such deduction and withholding was made by BHC.

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ARTICLE IV

ACTIONS PENDING THE MERGER

4.1           Forbearances by PLAZA. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement, required by a Governmental Authority of competent jurisdiction, or as Previously Disclosed or as reasonably requested by BANK or BHC, without the prior written consent of BANK or BHC (which such consent shall not be unreasonably withheld or delayed), PLAZA shall not:

(a)          Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and the other parties hereto, the goodwill of its customers and others with whom business relations exist.

(b)          Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any Rights or other Rights (other than the issuance of common stock upon exercise of stock options outstanding on the date of this Agreement in accordance with their respective terms), (ii) adjust, split, combine or reclassify any capital stock, (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of common stock, or (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests.

(c)          Dividends. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock.

(d)          Compensation; Employment Agreements; Etc. Except as set forth on Schedule 4.1(d) of the Disclosure Schedule, enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, or (iii) normal annual salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees.

(e)          Hiring. Hire any person as an employee of or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

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(f)           Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to, except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan, grant, award or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by this Agreement.

(g)          Dispositions. Except in the ordinary course of business, (i) sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that, in the aggregate, exceeds $25,000; or (ii) sell, transfer, mortgage, license, encumber or otherwise dispose of any assets, rights, deposits, business or properties at a price that is less than the book value.

(h)          Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), deposits or properties of any other Person.

(i)           Capital Expenditures. Other than (i) in accordance with binding commitments existing on the date hereof as Previously Disclosed, (ii) capital expenditures in the ordinary course of business consistent with past practice, and (iii) capital expenditures Previously Disclosed, make any capital expenditures in amounts exceeding $15,000 per project or $50,000 in the aggregate except for emergency repairs or replacements.

(j)           Governing Documents. Amend its articles of incorporation, bylaws or any other governing documents or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto, except as provided in Section 6.5.

(k)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than (i) as may be required by changes in laws, regulations or GAAP, (ii) for tax purposes or (iii) to take advantage of any beneficial tax or accounting methods.

(l)           Contracts. Enter into, cancel, fail to renew or terminate any PLAZA Material Contract, amend or modify in any material respect any of its existing PLAZA Material Contracts or real or personal property leases or waive, release, relinquish or assign any PLAZA Material Contract or real or personal property lease (or any rights thereunder), other than (i) as otherwise permitted under this Agreement, (ii) in the ordinary course of business consistent with past practice or (iii) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination.

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(m)         Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment of an amount which exceeds $10,000 in excess of amounts contributed by insurance and/or would impose any material restriction on its business.

(n)          Banking Operations. Enter into any new line of business; introduce any significant new products or services; materially change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o)          Marketing. Introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements.

(p)          Derivatives Contracts. Enter into any Derivatives Contract, except in the ordinary course of business consistent with past practice.

(q)          Indebtedness. Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, FHLB advances, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)           Investment Securities. Acquire or otherwise invest in (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any (i) Equity Investment, or (ii) debt security, in each case other than in the ordinary course of business consistent with past practice.

(s)          Loans. Except to satisfy contractual obligations existing as of the date hereto, (i) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit originated or to be originated (collectively, “Loans”) in a manner that is inconsistent with its ordinary course of business, inconsistent with its lending policies and procedures in effect as of the date of this Agreement, or in the case of a modification or renewal would reduce the outstanding unpaid principal and interest owed under the Loan prior to its modification or renewal; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) make or commit to make any Loan to, or enter into any transaction with, any directors, officers, employees or any of its Affiliates; or (iv) enter into any Loan securitization or create any special purpose funding entity. For any new Loan to be originated by PLAZA or renewal in a principal amount such that the total loans outstanding to such borrower, including unfunded commitments would be, in excess of $150,000, prior to committing to extend or renew such Loan, PLAZA shall provide BANK with a copy of the loan underwriting analysis and credit memo of PLAZA with respect to the proposed Loan (the “Loan Package”). PLAZA shall consider any comments that may be raised by BANK within forty-eight (48) hours of BANK’s receipt of the Loan Package. If BANK fails to respond to PLAZA within forty-eight (48) hours after receipt by BANK of the Loan Package, BANK shall be deemed to have no comments on such Loan.

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(t)           Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)          Adverse Actions. Knowingly take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the transactions contemplated set forth in Section 7.2 not being satisfied or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement, except, in each case, as may be required by applicable law or regulation.

(v)          Tax Elections. Make or change any material Tax election, settle or compromise any of its material Tax liabilities, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of its Taxes, enter into any closing agreement with respect to any material amount of its Taxes or surrender any right to claim a material amount of its Tax refund, adopt or change any method of accounting with respect to its Taxes, or file any amended Tax Return.

(w)         Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares (“Antitakeover Law”) or (ii) to exempt or make not subject to the provisions of any Antitakeover Law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(x)           Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary other than (i) compensation in the ordinary course of business consistent with past practice, or (ii) deposit transactions.

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(y)          Interest on Deposits. Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies and the ordinary course of business consistent with past practices and otherwise consistent with general economic and competitive conditions in PLAZA’s market area.

(z)           Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

4.2           Forbearances of BHC and BANK. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement, required by a Governmental Authority of competent jurisdiction or as Previously Disclosed, without the prior written consent of PLAZA (which such consent shall not be unreasonably withheld or delayed), BHC and BANK shall not:

(a)          Ordinary Course. Conduct its respective business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its respective business organization, keep available the present services of its employees and preserve for itself and the other parties hereto the goodwill of its customers and others with whom business relations exist.

(b)          Capital Stock. (i) Adjust, split, combine or reclassify any capital stock, or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests.

(c)          Dividends. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock.

(d)          Governing Documents. Amend its respective articles of incorporation, bylaws or any other governing documents or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(e)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than (i) as may be required by changes in laws, regulations or GAAP, (ii) for tax purposes or (iii) to take advantage of any beneficial tax or accounting methods.

(f)           Adverse Actions. Knowingly take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its respective representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the transactions contemplated set forth in Section 7.3 not being satisfied or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement, except, in each as may be required by applicable or regulation.

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(g)          Tax Elections. Make or change any material Tax election, settle or compromise any of its material Tax liabilities, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of its Taxes, enter into any closing agreement with respect to any material amount of its Taxes or surrender any right to claim a material amount of its Tax refund, adopt or change any method of accounting with respect to its Taxes, or file any amended Tax Return.

(h)          Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of Antitakeover Law or (ii) to exempt or make not subject to the provisions of any Antitakeover Law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(i)           Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1           Disclosure Schedules. On or prior to the date hereof, PLAZA has delivered to BHC and BANK, and BHC and BANK have delivered to PLAZA, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of its covenants contained in Article IV or Article VI. Any information disclosure in any section of such party’s Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement

5.2           Representations and Warranties of PLAZA. PLAZA hereby represents and warrants to BHC and BANK that, except as Previously Disclosed:

(a)          Organization, Standing and Authority. PLAZA is a Washington state-chartered commercial bank duly organized and validly existing under the laws of the State of Washington that is duly authorized by the WSDFI to conduct business as a state-chartered bank. PLAZA is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not materially impair the ability of PLAZA to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. PLAZA has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not materially impair the ability of PLAZA to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The deposit accounts of PLAZA are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and PLAZA has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the PLAZA Articles, the PLAZA Bylaws, and the other governing documents of PLAZA which have been previously made available to BHC and BANK are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of PLAZA contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by the PLAZA Board (including committees of the PLAZA Board), as well as the shareholders of PLAZA through the date hereof.

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(b)          PLAZA Capital Structure.

(i)          The authorized capital stock of PLAZA consists of (i) 10,000,000 shares of PLAZA Common Stock, $1.00 par value per share, of which 7,318,954 shares are issued and outstanding as of the date hereof. PLAZA also has 870,000 shares of PLAZA Common Stock reserved for issuance under the PLAZA Benefit Plans, and does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of PLAZA’s capital stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the PLAZA Articles, the PLAZA Bylaws or any agreement to which PLAZA is a party, and (ii) have been offered, sold, issued and delivered by PLAZA in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of PLAZA capital stock.

(ii)         PLAZA currently has in place two stock option plans and has no other plan or agreement providing for equity compensation to any Person.

(iii)        Other than options for 370,000 shares of PLAZA Common Stock, there are no Rights or agreements obligating PLAZA to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any PLAZA capital stock or any capital stock or equity or other ownership interest of PLAZA or obligating PLAZA to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to PLAZA.

(iv)        Except for the PLAZA Non-Competition and Voting Agreements and the PLAZA Voting Agreements, there are no (x) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of PLAZA to which PLAZA is a party, by which PLAZA is bound, or of which PLAZA has knowledge, or (y) agreements or understandings to which PLAZA is a party, by which PLAZA is bound, or of which PLAZA has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any PLAZA capital stock. Except with respect to the outstanding options set forth in clause (iii) immediately above, there are no Rights or agreements obligating PLAZA to issue, deliver, sell, repurchase or redeem, or causing PLAZA to issue, deliver, sell, repurchase or redeem, any PLAZA capital stock or any capital stock or equity or other ownership interest of PLAZA or obligating PLAZA to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right.

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(c)          Subsidiaries. PLAZA does not have any Subsidiaries.

(d)          Corporate Power. PLAZA has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and PLAZA has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of the Requisite PLAZA Shareholder Approval and all necessary approvals of Governmental Authorities.

(e)          Corporate Authority.

(i)          Subject to receipt of the Requisite PLAZA Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of PLAZA on or prior to the date hereof and will remain in full force and effect through the earlier of the Closing or termination of this Agreement. No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by PLAZA and, assuming due authorization, execution and delivery by BANK and BHC, this Agreement is a valid and legally binding obligation of PLAZA, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)         The PLAZA Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, PLAZA and its shareholders, (2) approving and declaring advisable this Agreement and the transactions contemplated hereby and (3) recommending that PLAZA’s shareholders approve and adopt this Agreement.

(f)           Regulatory Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or any regulatory approvals from any third party are required to be made or obtained by PLAZA or any of its Affiliates in connection with the execution, delivery or performance by PLAZA of this Agreement or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by the DBO, the Federal Reserve Board and the WSDFI, as may be required, (B) the filing of an application for, and the issuance of, a permit as contemplated by Section 6.14 herein, (C) filings of applications and notices with certain states and the receipt of all necessary state securities and “Blue Sky” permits or approvals, and (D) the filing of the agreement of merger with the California Secretary of State and the DBO with respect to the Merger.

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(g)          No Conflict. The execution and delivery by PLAZA of this Agreement and the consummation of the transactions provided for in this Agreement (i) do not violate any provision of the PLAZA Articles, the PLAZA Bylaws, or any provision of applicable federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite PLAZA Shareholder Approval), and (i) except as set forth in Schedule 5.2(g) of the Disclosure Schedule, do not require any consent of any Person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which PLAZA is a party or by which it is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which PLAZA is subject, or constitute a default thereunder or result in the creation of any Lien, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of PLAZA.

(h)          Financial Statements; Material Adverse Effect.

(i)          PLAZA has previously made available to BHC and BANK accurate and complete copies of the PLAZA Financial Statements. The PLAZA Financial Statements as of and for the fiscal years ended December 31, 2016, 2015 and 2014 are accompanied by the audit report of Moss Adams LLP. The PLAZA Financial Statements fairly present in all material respects, the financial condition of PLAZA as of the respective dates set forth therein, and the results of operations, changes in shareholders’ equity and cash flows (if applicable) of PLAZA for the respective periods or as of the respective dates set forth therein.

(ii)         The PLAZA Financial Statements have been, and are being, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein.

(iii)        Since December 31, 2016, PLAZA has not incurred any liabilities that are required to be reflected on a balance sheet in accordance with GAAP, except (i) as Previously Disclosed, (ii) liabilities properly accrued or reserved against in the balance sheet of PLAZA as of December 31, 2016, (iii) liabilities and obligations incurred since December 31, 2016 in the ordinary course of business consistent with past practice, (iv) liabilities and obligations that are not material to PLAZA, and (v) any liabilities and obligations incurred with respect to the transactions contemplated by this Agreement.

(iv)        Since December 31, 2016, (A) PLAZA has conducted its business in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.2 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to PLAZA.

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(v)         No agreement pursuant to which any loans or other assets have been or shall be sold by PLAZA entitled the buyer of such loans or other assets to cause PLAZA to repurchase such loan or other asset or the buyer to pursue any other form of recourse against PLAZA. No cash, stock or other dividends or any other distribution with respect to the capital stock of PLAZA has been declared, set aside or paid since December 31, 2016. Since December 31, 2016, no shares of capital stock of PLAZA have been purchased, redeemed or otherwise acquired, directly or indirectly, by PLAZA and no agreements have been made by PLAZA to do any of the foregoing.

(i)           Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against PLAZA, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to PLAZA, and, to the knowledge of PLAZA, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither PLAZA, nor any of the properties owned by PLAZA, is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to PLAZA.

(j)           Regulatory Matters.

(i)          PLAZA has duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by it under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and PLAZA has previously made available to BHC and BANK accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examinations of PLAZA by the appropriate Governmental Authorities, PLAZA was not required to correct or change any action, procedure or proceeding which PLAZA believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on PLAZA.

(ii)         Except as set forth in Schedule 5.2(j)(ii) of the Disclosure Schedule, PLAZA is not a party to or subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, except in the normal course of business, has PLAZA adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. PLAZA has paid all assessments made or imposed by any Governmental Authority.

(iii)        Except as set forth in Schedule 5.2(j)(iii) of the Disclosure Schedule, since December 31, 2014, no Governmental Authority has initiated or has pending any proceeding, enforcement action or, to the knowledge of PLAZA, investigation or inquiry into the business, operations, policies, practices or disclosures of PLAZA (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of PLAZA), or, to the knowledge of PLAZA, threatened any of the foregoing.

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(iv)        PLAZA is “well-capitalized” as defined by applicable laws and regulations. The most recent regulatory rating given to PLAZA as to compliance with the Community Reinvestment Act is “Satisfactory” or better. Since the last regulatory examination of PLAZA with respect to Community Reinvestment Act compliance, PLAZA has not received any complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the knowledge of PLAZA, threatened with respect to any violations of consumer fair lending laws or regulations.

(k)          Compliance with Laws. Except as set forth in Schedule 5.2(k) of the Disclosure Schedule, PLAZA:

(i)          is and at all times since December 31, 2014 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)         has and at all times since December 31, 2014 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect on PLAZA; and all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of PLAZA, no suspension or cancellation of any of them is pending or threatened;

(iii)        has received, since December 31, 2014, no notification or communication from any Governmental Authority (A) asserting that PLAZA is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of PLAZA, do any grounds for any of the foregoing exist); and

(iv)        has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, has designed disclosure controls and procedures to ensure that material information is made known to the management of PLAZA on no less than a quarterly basis, and has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and has identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

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(l)           PLAZA Material Contracts; Defaults.

(i)          Except as set forth in Schedule 5.2(l) of the Disclosure Schedule, PLAZA is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of PLAZA to indemnification from PLAZA, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $25,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, or similar obligation, in each case, in the ordinary course of business), (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of PLAZA, (G) which involves the purchase or sale of assets with a purchase price of $25,000 or more in any single case or $50,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $25,000 or more in annual fees, (I) which provides for the payment by PLAZA of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by PLAZA, (K) which materially restricts the conduct of any business by PLAZA or limits the freedom of PLAZA to engage in any line of business in any geographic area (or would so restrict PLAZA after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires PLAZA to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) which is with respect to, or otherwise commits PLAZA to do, any of the foregoing, or (M) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “PLAZA Material Contracts.”)

(ii)         To the knowledge of PLAZA, each PLAZA Material Contract is valid and binding on PLAZA and is in full force and effect (other than due to the ordinary expiration thereof) and is valid and binding on the other parties thereto. To the knowledge of PLAZA, there is no material default under any PLAZA Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by PLAZA is currently outstanding.

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(iii)        All outstanding Loans from PLAZA to its officers and directors have been Previously Disclosed, and except as Previously Disclosed, there has been no default on, or forgiveness or waiver of, in whole or in part, any such Loan during the two years immediately preceding the date hereof.

(m)         No Brokers. Other than for financial advisory services performed for PLAZA by MJC Partners pursuant to an agreement dated June 7, 2017 and provided to BHC, no action has been taken by PLAZA that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby. The PLAZA Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of MJC Partners, to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Per Share Merger Consideration to be received by the holders of PLAZA Common Stock in the Merger is fair, from a financial point of view, to such holders.

(n)          Employee Benefit Plans.

(i)          Schedule 5.2(n)(i) of the Disclosure Schedule lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of PLAZA and current or former directors or independent contractors of PLAZA, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “PLAZA Benefit Plans”). PLAZA has previously made available to BHC true and complete copies of (A) all PLAZA Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any PLAZA Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Sections 103(a)(3) and 103(e) of ERISA with respect to each PLAZA Benefit Plan; (C) for each PLAZA Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or, in the case of an PLAZA Benefit Plan maintained pursuant to the adoption of a prototype or volume submitter document a copy of an opinion or notification letter issued by the IRS to the sponsor of the prototype or volume submitter document upon which PLAZA is entitled to rely stating that the form of the prototype or volume submitter plan document is acceptable for the establishment of a qualified retirement plan), for each PLAZA Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each PLAZA Benefit Plan; (F) the most recent actuarial report, if any relating to each PLAZA Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each PLAZA Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

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(ii)         Each PLAZA Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such PLAZA Benefit Plan is maintained. Each PLAZA Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and PLAZA is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. PLAZA has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, an PLAZA Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such PLAZA Benefit Plan. There is no material pending or, to PLAZA’s knowledge, threatened litigation relating to the PLAZA Benefit Plans. PLAZA has not engaged in a transaction with respect to any PLAZA Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any PLAZA Benefit Plan. Since January 1, 2015, no PLAZA Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii)        No liability under Title IV of ERISA has been or is expected to be incurred by PLAZA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with PLAZA under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). PLAZA has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)        All contributions required to be made under the terms of any PLAZA Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. PLAZA has not provided, nor is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

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(v)         Except as set forth on Schedule 5.2(n)(v) of the Disclosure Schedule, PLAZA does not have any obligations for retiree health and life benefits under any PLAZA Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. PLAZA may amend or terminate any such PLAZA Benefit Plan in accordance with and to the extent permitted by its terms at any time without incurring any additional liability thereunder. No event or condition exists with respect to any PLAZA Benefit Plan that could subject PLAZA to a material tax under Section 4980B of the Code.

(vi)        Except as set forth on Schedule 5.2(n)(vi) of the Disclosure Schedule, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any employees or any current or former director or independent contractor of PLAZA to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the PLAZA Benefit Plans, (C) result in any breach or violation of, or a default under, any of the PLAZA Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by PLAZA under Section 162(m) of the Code when paid.

(vii)       All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each PLAZA Benefit Plan. All required tax filings with respect to each PLAZA Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii)      No PLAZA Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix)         Each PLAZA Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(o)          Labor Matters. Except as set forth on Schedule 5.2(o) of the Disclosure Schedule, PLAZA is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is PLAZA the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel PLAZA to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to PLAZA’s knowledge, threatened, nor, to PLAZA’s knowledge, are any employees of PLAZA seeking to certify a collective bargaining unit or engaging in other organizational activity. Since January 1, 2015, PLAZA has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.

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(p)          Environmental Matters. To the knowledge of PLAZA, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on PLAZA any liability or obligation arising under any Environmental Laws pending or threatened against PLAZA, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PLAZA. To the knowledge of PLAZA, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PLAZA. To the knowledge of PLAZA, PLAZA is in compliance in all material respects with applicable Environmental Laws. To the knowledge of PLAZA, no real property (including buildings or other structures) currently or formerly owned or operated by PLAZA or any property in which PLAZA has held a security interest, Lien or a fiduciary or management role (“PLAZA Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to PLAZA. PLAZA could not be deemed the owner or operator of, nor has either participated in the management regarding Hazardous Substances of, any PLAZA Loan Property or any property of PLAZA which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to PLAZA. To the knowledge of PLAZA, PLAZA does not have any liability for any Hazardous Substance disposal or contamination on any third party property. To the knowledge of PLAZA, neither PLAZA nor any Person whose liability PLAZA has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. PLAZA is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To the knowledge of PLAZA, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving PLAZA, any currently or formerly owned or operated property, any PLAZA Loan Property, or, to PLAZA’s knowledge, any Person whose liability PLAZA has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against PLAZA, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any PLAZA Loan Property or property of PLAZA. PLAZA has made available to BANK true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to PLAZA and any currently or formerly owned or operated property.

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(q)          Tax Matters.

Except as set forth in Schedule 5.2(q) of the Disclosure Schedule:

(i)          PLAZA has timely filed all Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete in all material respects and none of such Tax Returns has been amended.

(ii)         All material Taxes required to be paid or remitted by PLAZA on or before the date hereof have been so paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, are sufficiently reserved in the PLAZA Financial Statements in accordance with GAAP.

(iii)        PLAZA and its respective officers, directors or any employee responsible for Tax matters have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(iv)        PLAZA has not waived any statute of limitations in respect of its Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)         To PLAZA’s knowledge, it has not engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(vi)        The unpaid Taxes of PLAZA (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on PLAZA’s balance sheet dated March 31, 2017 and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PLAZA in filing its Tax Returns.

(vii)       PLAZA is not currently the beneficiary of any extension of time within which to file any Tax Returns.

(viii)      There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of PLAZA.

(ix)         No Tax actions by any Governmental Authority are pending or being conducted with respect to PLAZA.

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(x)          PLAZA has not received from any taxing authority (including jurisdictions in which PLAZA has filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters or (C) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against PLAZA.

(xi)         PLAZA is not a party to or bound by any tax sharing agreement.

(xii)        PLAZA has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.

(xiii)       PLAZA is not currently liable, nor does PLAZA have any potential liability, for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise.

(xiv)      PLAZA has never been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xv)       PLAZA has not been nor will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(xvi)      PLAZA will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax law, (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, or (F) other action taken prior to the Closing Date.

(r)           Risk Management Instruments. PLAZA is not a party to, nor has it agreed to enter into, a Derivatives Contract.

(s)          Loans; Nonperforming and Classified Assets.

(i)          Except as set forth in Schedule 5.2(s)(i) of the Disclosure Schedule, each Loan on the books and records of PLAZA was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of PLAZA, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

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(ii)         Schedule 5.2(s)(ii) of the Disclosure Schedule sets forth as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the knowledge of PLAZA, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by PLAZA, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of PLAZA or an Affiliate of PLAZA.

(iii)        Schedule 5.2(s)(iii) of the Disclosure Schedule sets forth a list and description of all loan participations entered into between PLAZA and any third party which are reflected on the books and records of PLAZA. A true and complete copy of each document relating to each loan participation has been made available to BANK, with the exception of loan files for loans guaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.

(t)          Properties. All real property owned or leased by PLAZA is set forth on Schedule 5.2(t) of the Disclosure Schedule. With respect to such real property that is owned by PLAZA, PLAZA has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Liens for current Taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to BANK, (iii) survey imperfections set forth in surveys of such properties delivered to BANK or (iv) as Previously Disclosed. With respect to such real property that is leased by PLAZA, PLAZA has a good and valid leasehold estate in and to such property. Except as set forth on Schedule 5.2(t) of the Disclosure Schedule: PLAZA has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to BANK; and all such lease(s) are in full force and effect and will not lapse or terminate prior to the Closing Date. To the knowledge of PLAZA, neither PLAZA nor the respective landlord thereunder, is in default of any of their respective obligations under any such lease(s) and any such lease(s) constitute the valid and enforceable obligations of the parties thereto. Other than as set forth on Schedule 5.2(t) of the Disclosure Schedule, the transactions contemplated hereby will not require the consent of any landlord under any such lease. All real and personal property owned by PLAZA or presently used by PLAZA in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. PLAZA has good and marketable title, free and clear of all Liens to all of its owned material properties and assets, other than real property, except (i) pledges to secure deposits and FHLB advances incurred in the ordinary course of its banking business consistent with past practice, (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and (iii) as Previously Disclosed. All personal property which is material to PLAZA’s business and leased or licensed by PLAZA is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

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(u)          Intellectual Property. Except as Previously Disclosed, PLAZA owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its business, free and clear of any material Liens, all of which have been Previously Disclosed by PLAZA, and PLAZA has not received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the knowledge of PLAZA, the operation of the business of PLAZA does not infringe or violate the intellectual property of any third party. PLAZA has performed in all material respects all the obligations required to be performed by it and it is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(v)         Fiduciary Accounts. PLAZA has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws. To the knowledge of PLAZA, neither PLAZA, nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(w)         Books and Records. The books, records, systems, data and information of PLAZA (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of PLAZA and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PLAZA (including all means of access thereto and therefrom).

(x)          Insurance. Schedule 5.2(x) of the Disclosure Schedule sets forth all of the material insurance policies, binders, or bonds currently maintained by PLAZA. PLAZA is insured with reputable insurers against such risks and in such amounts as the management of PLAZA has reasonably determined to be prudent in accordance with industry practices; all of the material insurance policies, binders, or bonds currently maintained by PLAZA are in full force and effect; PLAZA is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(y)          Allowance For Loan Losses. PLAZA’s allowance for loan losses is in compliance with PLAZA’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, the Financial Accounting Standards Board and applicable bank regulatory agencies and, in the opinion of management of PLAZA, is adequate under all such standards.

(z)          Transactions With Affiliates. Except as set forth on Schedule 5.2(z) of the Disclosure Schedule, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of PLAZA or any Affiliate of PLAZA, relating to, arising from or affecting PLAZA, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of PLAZA, with or without adequate compensation, in any amount whatsoever.

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(aa)        Material Facts. The representations and warranties contained in this Section 5.2, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.2 not misleading.

5.3           Representations and Warranties of BHC and BANK. BHC and BANK represent and warrant to PLAZA that, except as Previously Disclosed:

(a)          Organization, Standing and Authority. BANK is a bank duly organized and validly existing under the laws of the State of California that is duly authorized by the DBO to conduct business as a commercial bank. BANK is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not materially impair the ability of BANK to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. BANK has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not materially impair the ability of BANK to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The deposit accounts of BANK are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and BANK has paid all deposit insurance premiums and assessments required by applicable laws and regulations. BHC is a corporation duly organized and validly existing under the laws of the State of California and is duly registered as a bank holding company under the BHCA. BHC is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not materially impact the ability of BHC to perform its obligations under this Agreement or otherwise impede the consummation of the transactions contemplated hereby. The copies of BANK Articles, BHC Articles, BANK Bylaws and BHC Bylaws, and the other governing documents of BANK and BHC which have been previously made available to PLAZA are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of BHC and BANK contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by their respective Boards (including committees of the Board), as well as their respective shareholders through the date hereof.

(b)          Capital Structure.

(i)          The authorized capital stock of BHC consists of (i) 100,000,000 shares of BHC Common Stock, of which 6,859,566 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. BHC does not have any other shares of capital stock authorized, designated, issued or outstanding.

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(ii)         Other than the Bay Commercial Bank 2014 Equity Incentive Plan, neither BANK nor BHC has adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(iii)        Schedule 5.3(b)(iii) of the Disclosure Schedule lists each restricted stock grant and the terms thereof outstanding under the Bay Commercial Bank 2014 Equity Incentive Plan. Other than such grants, there are no Rights or agreements obligating BHC to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any BHC capital stock or any capital stock or equity or other ownership interest of BHC or obligating BHC to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. Other than the restricted stock grants, there are no outstanding or authorized stock option, stock appreciation, phantom stock, profit participation, or other similar rights with respect to BHC.

(iv)        There are no Rights or agreements obligating BHC to issue, deliver, sell, repurchase or redeem, or causing BHC to issue, deliver, sell, repurchase or redeem, any BHC capital stock or any capital stock or equity or other ownership interest of BHC or obligating BHC to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right.

(c)          Subsidiaries. BHC owns all of the issued and outstanding shares of BANK and does not own, beneficially, directly or indirectly, any other Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind. BANK does not own, beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(d)          Corporate Power. BHC and BANK have the corporate power and authority to carry on their respective businesses as they are now being conducted and to own all of their respective properties and assets; BHC and BANK have the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(e)          Corporate Authority.

(i)          This Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of BHC and BANK on or prior to the date hereof and will remain in full force and effect through the earlier of the Closing or termination of this Agreement. No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of BANK and BHC and, assuming due authorization, execution and delivery by PLAZA, this Agreement is a valid and legally binding agreement of each of BANK and BHC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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(ii)         BANK Board and BHC Board, by unanimous votes thereof, have adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, BANK, BHC and their respective shareholders, and (2) approving this Agreement and the transactions contemplated hereby.

(f)           Regulatory Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BANK, BHC or any of their Affiliates in connection with the execution, delivery or performance by BANK and BHC of this Agreement or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by the DBO, the Federal Reserve Board and the WSFDI, as may be required, (B) the filing of an application for, and the issuance of, a permit as contemplated by Section 6.14 herein, (C) filings of applications and notices with certain states and the receipt of all necessary state securities and “Blue Sky” permits or approvals, and (D) the filing of the agreement of merger with the California Secretary of State and the DBO with respect to the Merger.

(g)          No Conflict. The execution and delivery by each of BANK and BHC of this Agreement and the consummation of the transactions provided for in this Agreement (i) do not violate any provision of BANK Articles, BHC Articles, BANK Bylaws, BHC Bylaws, any provision of federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite PLAZA Shareholder Approval) and (ii) except as set forth in Schedule 5.3(g), do not require any consent of any Person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which either BHC or BANK is a party or by which either is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which either BHC or BANK, is subject, or constitute a default thereunder or result in the creation of any Lien, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of BHC and BANK.

(h)          Financial Statements; Material Adverse Effect.

(i)          BHC has previously made available to PLAZA accurate and complete copies of the BHC Financial Statements. The BHC Financial Statements as of and for the years ended December 31, 2016, 2015 and 2014 are accompanied by the audit report of Vavrinek, Trine, Day & Co. LLP (for 2016) and Moss Adams LLP (for 2015 and 2014). The BHC Financial Statements fairly present in all material respects, the financial condition of BHC and BANK as of the respective dates set forth therein, and the results of operations, changes in shareholders’ equity and cash flows (if applicable) of BHC and BANK for the respective periods or as of the respective dates set forth therein.

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(ii)         The BHC Financial Statements have been, and are being, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein.

(iii)        Since December 31, 2016, BHC and BANK have not incurred any liabilities that are required to be reflected on a balance sheet in accordance with GAAP, except (i) as Previously Disclosed, (ii) liabilities properly accrued or reserved against in the balance sheet of BANK as of December 31, 2016, (iii) liabilities and obligations incurred since December 31, 2016 in the ordinary course of business consistent with past practice, (iv) liabilities and obligations that are not material to BHC or BANK, and (v) any liabilities and obligations incurred with respect to the transactions contemplated by this Agreement.

(iv)        Since December 31, 2016, (A) BHC and BANK have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to BHC and BANK, taken as a whole.

(v)         No agreement pursuant to which any loans or other assets have been or shall be sold by BANK entitled the buyer of such loans or other assets to cause BANK to repurchase such loan or other asset or the buyer to pursue any other form of recourse against BANK. All cash, stock or other dividends or any other distribution with respect to the capital stock of BHC that has been declared, set aside or paid since December 31, 2016 has been Previously Disclosed. Other than the bank holding company reorganization which was consummated in January 2017, since December 31, 2016, no shares of capital stock of either BHC or BANK have been purchased, redeemed or otherwise acquired, directly or indirectly, by BHC or BANK and no agreements have been made by BHC or BANK to do any of the foregoing.

(i)           Legal Proceedings. Except as set forth in Schedule 5.3(i) of the Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against BHC or BANK, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to BHC and BANK, taken as a whole, and, to the knowledge of BHC and BANK, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither BHC, BANK, nor any of their respective properties, is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to BHC and BANK, taken as a whole.

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(j)           Regulatory Matters.

(i)          BANK has duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by it under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and BANK has made available to PLAZA accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examination of BANK by the appropriate Governmental Authorities, BANK was not required to correct or change any action, procedure or proceeding which BANK believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on BANK.

(ii)         Neither BHC, BANK, nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, except in the normal course of business, has either BHC or BANK adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. BANK has paid all assessments made or imposed by any Governmental Authority.

(iii)        Except as Previously Disclosed, no Governmental Authority has initiated since December 31, 2014 or has pending any proceeding, enforcement action or, to the knowledge of BANK, investigation or inquiry into the business, operations, policies, practices or disclosures of BANK (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of BANK), or, to the knowledge of BANK, threatened any of the foregoing.

(iv)        BANK is “well-capitalized” as defined in applicable laws and regulations. The most recent regulatory rating given to BANK as to compliance with the Community Reinvestment Act is “Satisfactory” or better. Since the last regulatory examination of BANK with respect to Community Reinvestment Act compliance, BANK has not received any complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the knowledge of BANK, threatened with respect to any violations of consumer fair lending laws or regulations.

(k)          Compliance With Laws. Except as Previously Disclosed, BHC and BANK:

(i)          are and at all times since December 31, 2014 have been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices;

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(ii)         have and at all times since December 31, 2014 have had all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities (and have paid all fees and assessments due and payable in connection therewith) that are required in order to permit each of them to own or lease its respective properties and to conduct its respective business as presently conducted, except where the failure to do so would not have a Material Adverse Effect on BHC and BANK, taken as a whole; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of BHC and BANK, no suspension or cancellation of any of them is pending or threatened;

(iii)        have received, since December 31, 2014, no notification or communication from any Governmental Authority (A) asserting that either BHC or BANK is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of BHC and BANK, do any grounds for any of the foregoing exist); and

(iv)        have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, have designed disclosure controls and procedures to ensure that material information is made known to the management of BHC and BANK on no less than a quarterly basis, and have disclosed, based on its most recent evaluation prior to the date hereof, to their auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect their ability to record, process, summarize and report financial data and have identified for their auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

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(l)           BANK Material Contracts; Defaults.

(i)          Except as Previously Disclosed, neither BHC nor BANK is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its respective directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of BHC or BANK to indemnification from BHC or BANK, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $150,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, or similar obligation, in each case, in the ordinary course of business), (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of BHC or BANK, (G) which involves the purchase or sale of assets with a purchase price of $150,000 or more in any single case or $300,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $150,000 or more in annual fees, (I) which provides for the payment by BHC or BANK of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by BHC or BANK, (K) which materially restricts the conduct of any business by BANK or limits the freedom of BANK to engage in any line of business in any geographic area (or would so restrict BANK after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires BANK to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) which is with respect to, or otherwise commits BHC or BANK to do, any of the foregoing, or (M) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “BANK Material Contracts”).

(ii)         To the knowledge of BHC and BANK, each BANK Material Contract is valid and binding on BHC or BANK, as applicable, and is in full force and effect (other than due to the ordinary expiration thereof) and is valid and binding on the other parties thereto. None of BHC, BANK, or, to the knowledge of BHC or BANK, any other parties thereto, is in material default under any BANK Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by either BHC or BANK is currently outstanding.

(iii)        All outstanding Loans from BANK to its officers and directors have been Previously Disclosed, and except as Previously Disclosed, there has been no default on, or forgiveness or waiver of, in whole or in part, any such Loan during the two years immediately preceding the date hereof.

(m)         No Brokers. Other than for financial advisory services performed for BHC by FIG Partners pursuant to an agreement dated May 16, 2017, as Previously Disclosed, no action has been taken by BHC or BANK that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby. The BHC Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of FIG Partners, to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to BHC.

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(n)          Environmental Matters. To the knowledge of BHC and BANK, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on BHC or BANK any liability or obligation arising under any Environmental Laws pending or threatened against BHC or BANK, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BHC and BANK, taken as a whole. To the knowledge of BHC and BANK, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BHC and BANK, taken as a whole. To the knowledge of BHC and BANK, each of BHC and BANK are in compliance in all material respects with applicable Environmental Laws. To the knowledge of BHC and BANK, no real property (including buildings or other structures) currently or formerly owned or operated by BHC or BANK, or any property in which BHC or BANK has held a security interest, Lien or a fiduciary or management role (“BANK Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to BHC and BANK, taken as a whole. Neither BHC nor BANK could be deemed the owner or operator of, nor has either participated in the management regarding Hazardous Substances of, any BANK Loan Property or any property of BHC or BANK which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to BHC and BANK, taken as a whole. To the knowledge of BHC and BANK, neither BHC nor BANK has any liability for any Hazardous Substance disposal or contamination on any third party property. To the knowledge of BHC and BANK, neither BHC, BANK, nor any Person whose liability BHC or BANK has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Neither BHC nor BANK is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To the knowledge of BHC and BANK, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving BHC, BANK, any currently or formerly owned or operated property, any BANK Loan Property, or, to BHC’s and BANK’s knowledge, any Person whose liability BHC or BANK has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against BHC or BANK, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any BANK Loan Property or property of BHC or BANK. Each of BHC and BANK has made available to PLAZA true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to BHC or BANK and any currently or formerly owned or operated property.

(o)          Tax Matters.

(i)          Each of BHC and BANK has timely filed all Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete in all material respects and none of such Tax Returns has been amended.

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(ii)         All material Taxes required to be paid or remitted by BHC or BANK on or before the date hereof have been so paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, are sufficiently reserved in the BHC Financial Statements in accordance with GAAP.

(iii)        Each of BHC and BANK and its respective officers, directors or any employee responsible for Tax matters have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(iv)        Neither BHC or BANK has waived any statute of limitations in respect of its Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)         To each of BHC’s and BANK’s knowledge, neither has engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(vi)        There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BHC or BANK.

(vii)       No Tax actions by any Governmental Authority are pending or being conducted with respect to BHC or BANK.

(viii)      Neither BHC or BANK has received from any taxing authority (including jurisdictions in which BHC or BANK has filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters or (C) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against BHC or BANK.

(ix)         Neither BHC or BANK is a party to or bound by any tax sharing agreement, except with each other.

(x)          Except for the affiliated group of which BHC is parent, neither BHC nor BANK has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.

(xi)         Neither BHC nor BANK is currently liable, nor does BHC or BANK have any potential liability, for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise.

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(xii)        Neither BHC nor BANK has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xiii)       Neither BHC nor BANK has been nor will either be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(p)          Loans; Nonperforming and Classified Assets.

(i)          Except as Previously Disclosed, each Loan on the books and records of BANK was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of BANK, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)         BANK has Previously Disclosed as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to the knowledge of BANK, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by BANK, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of BANK or an Affiliate of BANK.

(iii)        BANK has Previously Disclosed a list and description of all loan participations entered into between BANK and any third party which are reflected on the books and records of BANK. A true and complete copy of each document relating to each loan participation has been made available to PLAZA, with the exception of loan files for loans guaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.

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(q)          Properties. All real property owned or leased by BHC or BANK has been Previously Disclosed. With respect to such real property that is owned by BHC or BANK, BHC or BANK has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to PLAZA, (iii) survey imperfections set forth in surveys of such properties delivered to PLAZA or (iv) as Previously Disclosed. With respect to such real property that is leased by BHC or BANK, BHC or BANK has a good and valid leasehold estate in and to such property. Except as Previously Disclosed, BHC and BANK have delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to PLAZA; and any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date. To the knowledge of BHC and BANK, neither BHC, BANK nor the landlord thereunder is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the parties thereto. Other than as set forth on Schedule 5.3(q) of the Disclosure Schedule, the transactions contemplated hereby will not require the consent of any landlord under any such lease. All real and personal property owned by BHC and BANK or presently used by BHC and BANK in their respective businesses is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. BHC and BANK have good and marketable title, free and clear of all Liens to all of their owned material properties and assets, other than real property, except (i) pledges to secure deposits and FHLB advances incurred in the ordinary course of BANK’s banking business consistent with past practice, (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and (iii) as Previously Disclosed. All personal property which is material to BHC’s and BANK’s businesses and leased or licensed by either BHC or BANK is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(r)           Intellectual Property. Except as Previously Disclosed, each of BHC and BANK owns or possesses valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its business, free and clear of any material Liens. Neither BHC nor BANK has received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the knowledge of BHC and BANK, the operation of the businesses of BHC and BANK do not infringe or violate the intellectual property of any third party. Each of BHC and BANK has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(s)          Fiduciary Accounts. BANK has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws. To the knowledge of BHC and BANK, neither BANK nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(t)           Books and Records. The books, records, systems, data and information of BHC and BANK (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of BHC and BANK and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BHC and BANK (including all means of access thereto and therefrom).

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(u)          Allowance For Loan Losses. BANK’s allowance for loan losses is in compliance with BANK’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, the Financial Accounting Standards Board and applicable bank regulatory agencies and, in the opinion of management of BANK, is adequate under all such standards.

(v)         Transactions with Affiliates. Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of BHC and BANK or any Affiliate of BHC and BANK, relating to, arising from or affecting BHC and BANK, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of BHC and BANK, with or without adequate compensation, in any amount whatsoever.

(w)         Material Facts. The representations and warranties contained in this Section 5.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3 not misleading

ARTICLE VI

COVENANTS

6.1           Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, PLAZA, on the one hand, and BANK and BHC, on the other hand, agree to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

6.2           Regulatory Filings.

(a)          Subject to the other provisions of this Agreement, BANK, BHC and PLAZA shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby; and BANK and BHC shall use their commercially reasonable best efforts to make any necessary initial filings with Governmental Authorities, within thirty (30) days following the execution hereof.

(b)          Each party agrees, upon request, to furnish the other parties with all information concerning itself and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority.

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(c)          Each party shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to BHC, BANK or PLAZA, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d)          Each party shall promptly advise the other parties upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.3           Press Releases. BANK, BHC and PLAZA shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.

6.4           Access; Information

(a)          Upon reasonable notice from BANK and subject to applicable laws relating to the exchange of information, PLAZA shall afford BANK and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of PLAZA and to such other information relating to PLAZA as BANK may reasonably request and, during such period, it shall furnish to BANK all information concerning the business, properties and personnel of PLAZA as BANK may reasonably request. Upon reasonable notice from PLAZA and subject to applicable laws relating to the exchange of information, BHC and BANK shall afford PLAZA and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of BHC and BANK and to such other information relating to BHC and BANK as PLAZA may reasonably request and, during such period, it shall furnish to PLAZA all information concerning the business, properties and personnel of BHC and BANK as PLAZA may reasonably request.

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(b)          PLAZA shall cooperate, and use its commercially reasonable best efforts to cause its independent auditor to cooperate, at PLAZA’s expense, with BHC and BANK and their independent auditor in order to enable BHC and BANK and their Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for PLAZA that may be required by BANK and BHC in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, PLAZA agrees that it will execute and deliver, and cause its officers to execute and deliver (including former officers of PLAZA after the Closing,) such “representation” letters as are customarily delivered in connection with audits and as the independent auditors of PLAZA, or BHC and BANK may respectively reasonably request under the circumstances.

(c)          All information furnished pursuant to this Section 6.4 shall be subject to the provisions of the confidentiality agreement, dated as of May 4, 2017 between BANK, BHC and PLAZA (the “Confidentiality Agreement”).

(d)          No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.5           No Solicitation

(a)          PLAZA shall not, and shall not permit or authorize any of its Subsidiaries, Affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representatives retained by PLAZA) (all of the foregoing, collectively “Representatives”), directly or indirectly, to (i) solicit, initiate, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

PLAZA shall, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, and (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement.

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Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Requisite PLAZA Shareholder Approval, (1) PLAZA receives a written Acquisition Proposal that the PLAZA Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.5(a), (3) the PLAZA Board determines in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal and (4) the PLAZA Board determines in good faith (and based on the advice of outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would reasonably likely constitute a breach of its fiduciary duties to the shareholders of PLAZA under applicable law, then PLAZA may (x) furnish information with respect to PLAZA to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to PLAZA than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have been previously provided to BHC and BANK or shall be provided to BHC and BANK prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provisos or engaging in any discussions or negotiations, PLAZA shall have entered into a confidentiality agreement with such third party on terms no less favorable to PLAZA than the Confidentiality Agreement.

(b)          Neither the PLAZA Board nor any committee of the PLAZA Board shall: (i) effectuate an Adverse Recommendation Change; or (ii) cause or permit PLAZA to enter into an Alternate Acquisition Agreement.

Notwithstanding the foregoing, in the event PLAZA receives or negotiates (to the extent permitted by Section 6.5(a)) an unsolicited bona fide Acquisition Proposal that the PLAZA Board concludes in good faith constitutes a Superior Proposal PLAZA may take any of the actions set forth above, but only after: (A) PLAZA promptly notifies BHC and BANK in writing at least five (5) Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of the Superior Proposal or relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any amendment to any other material term of such Superior Proposal shall require a new written notice by PLAZA and a new five (5) Business Day period) and (B) prior to the expiration of such five (5) Business Day period, BHC and BANK do not make a proposal to adjust the terms and conditions of this Agreement that the PLAZA Board determines in good faith (after consultation with outside counsel and its financial advisor) after giving effect to, among other things, the payment of the Termination Fee set forth in Section 8.2(a)(ii), that such action is no longer required by its fiduciary duties to the shareholders of PLAZA under applicable law.

During the five (5) Business Day period prior to its effecting any action referred to above, PLAZA shall, and shall cause its financial and legal advisors to, negotiate with BHC and BANK in good faith (to the extent BHC and BANK seek to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by BHC and BANK.

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(c)          In addition to the obligations of PLAZA set forth above in this Section 6.5, PLAZA shall promptly, and in any event within 24 hours of receipt, advise BHC and BANK in writing in the event PLAZA or any of its Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal (to the extent such terms and conditions are known to PLAZA), request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish BHC and BANK with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). PLAZA shall keep BHC and BANK informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, discussion or negotiation of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, PLAZA shall promptly (and in any event within 24 hours) notify BHC and BANK orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 6.5 and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d)          PLAZA agrees that any violation of the restrictions set forth in this Section 6.5 by any Representative of PLAZA, whether or not such Person is purporting to act on behalf of PLAZA, shall be deemed to be a material breach of this Agreement by PLAZA.

(e)          PLAZA shall not prior to the termination of this Agreement, take any action to exempt any Person (other than BANK, BHC and their respective Affiliates) from the restrictions on “business combinations” or any similar provision contained in any Antitakeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

(f)           PLAZA agrees that, prior to the termination of this Agreement, it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

6.6          PLAZA Shareholder Recommendation.

Unless the PLAZA Board makes an Adverse Change in Recommendation in compliance with Section 6.5(b) or PLAZA terminates this Agreement pursuant to Section 8.1(j) to enter into Alternative Acquisition Agreement with respect to a Superior Proposal after complying with its obligations in Section 6.5(b), PLAZA, through the PLAZA Board, shall (i) recommend to the PLAZA shareholders that they approve this Agreement (ii) include such recommendation in the Proxy Statement-Offering Circular and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by BHC and BANK. Without limiting the generality of the foregoing, unless PLAZA terminates this Agreement pursuant to Section 8.1(j), PLAZA agrees that its obligations to convene and hold the PLAZA Shareholders Meeting as soon as practicable under Section 6.7(b) shall not be affected by the commencement, public proposal, public disclosure or communication to PLAZA or any other Person of any Acquisition Proposal. In any case in which the PLAZA Board submits this Agreement to its shareholders after an Adverse Change in Recommendation the Proxy Statement-Offering Circular and any and all accompanying materials (including the proxy card, (the “Proxy Materials”)) shall be identical in form and content to Proxy Materials that would have been prepared by PLAZA had no Adverse Recommendation Change occurred, except for appropriate changes to the disclosure in the Proxy Statement-Offering Circular stating that such Adverse Recommendation Change has been made and, if applicable, describing matters relating to the Superior Proposal or other event giving rise to the Adverse Recommendation Change to the extent required by applicable law.

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6.7           Requisite PLAZA Shareholder Approval.

(a)          Proxy Statement-Offering Circular. For the purposes of holding the PLAZA Shareholders Meeting, BHC shall draft and prepare, and PLAZA shall cooperate in the preparation of a proxy statement and offering circular satisfying all applicable requirements of applicable state and federal securities laws, and the rules and regulations thereunder (such proxy statement-offering circular in the form mailed to the shareholders of PLAZA, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Offering Circular”). BHC shall file a draft of the Proxy Statement-Offering Circular, with the DBO in connection with the permit application as described in Section 6.14. BHC shall use its best efforts to have the Proxy Statement-Offering Circular approved by the DBO as promptly as practicable after such filing, and following receipt of the DBO Permit, PLAZA shall thereafter promptly mail the Proxy Statement-Offering Circular to PLAZA’s shareholders. BHC shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and PLAZA shall furnish all information concerning PLAZA, and the holders of PLAZA Common Stock, as may be reasonably requested in connection with any such action. PLAZA shall provide BHC with any information concerning itself that BHC may reasonably request in connection with the drafting and preparation of the Proxy Statement-Offering Circular, and BHC shall notify PLAZA promptly of the receipt of any comments of the DBO or any blue sky administrator with respect to the Proxy Statement-Offering Circular and of any requests by the DBO or any blue sky administrator for any amendment or supplement thereto or for additional information and shall promptly provide to PLAZA copies of all correspondence between BHC, BANK or any of their representatives and the DBO. BHC shall give PLAZA and its counsel the opportunity to review and comment on the Proxy Statement-Offering Circular prior to its being filed with the DBO and shall give PLAZA and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Offering Circular and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the DBO. Each of BHC and PLAZA agrees to use reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the DBO and to cause the Proxy Statement-Offering Circular and all required amendments and supplements thereto to be mailed to the holders of PLAZA Common Stock entitled to vote at the PLAZA Shareholders Meeting at the earliest practicable time. PLAZA and BHC shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Offering Circular contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, PLAZA shall cooperate with BHC in the preparation of a supplement or amendment to such Proxy Statement-Offering Circular that corrects such misstatement or omission, and BHC shall file an amended Proxy Statement-Offering Circular with the DBO, as required, and shall mail such supplement or amendment to holders of PLAZA Common Stock entitled to vote at the PLAZA Shareholders Meeting, at the earliest practicable time.

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(b)          Shareholders’ Meeting and Approval. PLAZA will as promptly as practicable after the receipt of the DBO Permit, take all steps necessary to give notice of, convene and hold a meeting of its shareholders of PLAZA (the “PLAZA Shareholders Meeting”), for the purpose of considering this Agreement, and for such other purposes as may be, in PLAZA’s reasonable judgment, necessary or desirable. Notwithstanding anything to the contrary contained in this Agreement, PLAZA shall not be required to hold the PLAZA Shareholders Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the PLAZA Shareholders Meeting.

6.8           PLAZA Minority Status. BHC and BANK acknowledge that PLAZA is a minority institution and agree that following the Effective Time, BANK shall continue to service PLAZA’s community.

6.9           Notification of Certain Matters. PLAZA shall give prompt notice to BHC and BANK, and BHC and BANK shall give prompt notice to PLAZA of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to such party, to result in any Material Adverse Effect with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

6.10         Estoppel Letters and Consents. PLAZA shall use commercially reasonable efforts to obtain and deliver to BHC at the Closing with respect to all real estate (i) owned by PLAZA, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to BHC from each tenant and (ii) leased by PLAZA, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to BHC from each lessor to the extent required by the applicable lease. PLAZA shall also use commercially reasonable efforts to obtain the waiver, approval and/or consents to assignment for all PLAZA Material Contracts so identified as requiring consent on the Disclosure Schedule (the “Consents”). Where required by law or by agreements with third parties, PLAZA shall use commercially reasonable best efforts to obtain from third parties, prior to the Closing Date, all other consents to the transactions contemplated by this Agreement.

6.11         Antitakeover Statutes. Each of BANK, BHC and PLAZA and their respective boards of directors shall, if any Antitakeover Law or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of Antitakeover Law or similar statute on this Agreement and the transactions contemplated hereby.

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6.12         Notice to PLAZA Customers. On and after the receipt of all Regulatory Approvals and shareholder approvals required to consummate the transactions contemplated hereby, PLAZA shall permit BANK to provide one or more written notices (which may be joint notices from PLAZA and BANK) to customers of PLAZA to describe the proposed transactions, the effect on customers and planned transition procedures. PLAZA shall have the right to review and approve the substance of any such communications, provided that PLAZA shall not unreasonably withhold, delay or condition its approval.

6.13         Indemnification; Directors and Officers Insurance.

(a)          From and after the Effective Time, BANK and BHC shall indemnify and hold harmless, to the fullest extent permitted under applicable law and the PLAZA Articles, the PLAZA Bylaws (and shall also advance expenses as incurred to the fullest extent permitted under applicable law and the PLAZA Articles and the PLAZA Bylaws), each present and former director and officer of PLAZA (in each case, when acting in such capacity) and any other Person entitled to indemnification under the PLAZA Bylaws, determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by BANK or BHC.

(b)          Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify BANK and BHC, but the failure to so notify shall not relieve indemnification obligations which BANK or BHC may have to such Indemnified Party; provided that failure to so notify will not affect the obligations of BANK and BHC under Section 6.13(a) unless and to the extent that BANK or BHC is actually and materially prejudiced as a consequence.

(c)          Prior to the Effective Time, PLAZA shall, or if PLAZA is unable to, BANK or BHC as of the Effective Time shall, obtain at the cost and expense of BHC as set forth on Schedule 3.1(a) of the Disclosure Schedules, “tail” insurance (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for PLAZA) with a claims period of six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as PLAZA’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall PLAZA expend for “tail” insurance policies a premium amount in excess of 200% of the annual premiums on PLAZA’s existing policies as of the date of this Agreement (the “Maximum Amount”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, PLAZA, BANK or BHC shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

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(d)          The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she was a party to this Agreement, and shall be binding upon the assigns and successors of BHC and BANK.

6.14         California Permit.

(a)          Preparation and Filing of Permit Application. BANK, BHC and PLAZA contemplate that all shares of BHC Common Stock exchanged for shares of PLAZA Common Stock in the Merger shall be exempt from the Securities Act under the provisions of Section 3(a)(10) of such act. BHC shall promptly prepare and file an appropriate application with the Commissioner for a permit to issue and exchange securities as described in Section 25142 of the CGCL and as will be in compliance with the California Corporate Securities Law of 1968 (the “DBO Permit”). The DBO Permit shall approve the issuance of a sufficient number of shares of BHC Common Stock to complete the exchange of shares of PLAZA Common Stock for shares of BHC Common Stock pursuant to Article III of this Agreement. BANK, BHC and PLAZA shall cooperate in all reasonable respects with regard to the preparation of the related Proxy Statement-Offering Circular in preliminary form so it can be filed with the Commissioner for purposes of a permit application under Section 25142 of the CGCL. The Proxy Statement-Offering Circular shall constitute a disclosure document for the offer and issuance of the shares of BHC Common Stock to be received by holders of PLAZA Common Stock in the Merger and, a proxy statement with respect to the solicitation of the shareholders of PLAZA with respect to approval of this Agreement and the transactions contemplated hereby (including the Merger), and shall include (i) a statement to the effect that the PLAZA Board has unanimously recommended that holders of PLAZA Common Stock vote in favor of the approval of this Agreement and the transactions contemplated hereby (including the Merger), and (ii) such other information as PLAZA and BHC may agree is required or advisable to be included therein. BHC and PLAZA shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the permit application or in the Proxy Statement-Offering Circular (or other proxy or solicitation materials), and shall cause its legal counsel, financial advisors and independent auditors to cooperate with the other party’s legal counsel, financial advisors and independent auditors in the preparation of the permit application and the Proxy Statement-Offering Circular (and any other proxy or solicitation materials).

(b)          Issuance of Permit. BANK, BHC and PLAZA shall use their best efforts to have the DBO Permit (and any necessary or appropriate amendments or supplements thereto) issued by the Commissioner under the California Corporate Securities Law of 1968 as soon as practicable.

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6.15         Benefit Plans.

(a)          Termination of PLAZA Benefit Plans. At the Effective Time, PLAZA shall terminate, (i) any and all 401(k) Plans PLAZA maintains, (b) any stock option agreements that have not been previously exercised or cashed out pursuant to Section 3.2, and (c) any other PLAZA Benefit Plans that BANK may specify; provided, however that BANK must give prior advance written notice of any such request for termination at least thirty (30) days prior to the Closing Date. Prior to the Effective Time, PLAZA shall take all action necessary to fully vest participants in their account balances under any and all 401(k) Plans PLAZA maintains.

(b)          Participation in BANK Benefit Plans. As of and following the Effective Time, the employees of PLAZA as of the Effective Time who continue to be employed by BANK after the Effective Time (collectively, the “Former PLAZA Employees”) shall be eligible to participate in BANK benefit plans in which the similarly situated employees of BANK participate, to the same extent as such similarly situated employees of BANK participate. With respect to each BANK benefit plan, BANK agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with PLAZA shall be treated as service with BANK; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of a BANK benefit plan, BANK shall cause such BANK benefit plan to waive: (i) any pre-existing condition restriction that did not apply under the terms of any analogous PLAZA Benefit Plan immediately prior to the Effective Time; and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former PLAZA Employee on or after the Effective Time to the extent such Former PLAZA Employee had satisfied any similar limitation or requirement under an analogous PLAZA Benefit Plan prior to the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the BHC Benefit Plan.

(c)          Severance Program. Other than as set forth on Schedule 6.15(c) of the Disclosure Schedule, any former employee of PLAZA (excluding any such employee who is party to an employment agreement, change-in-control agreement or retention bonus agreement which provides for severance payments) whose employment is terminated (other than for cause, which is defined as willful breach of, habitual neglect of, willful failure to perform, or inability to perform, employee’s duties and obligations to PLAZA or BANK or employee’s fraud, gross incompetency, personal dishonesty involving PLAZA’s or BANK’s assets or willful misconduct of employee’s duties) at the request of BANK (but by and in the sole discretion of PLAZA) prior to the Effective Time, or is terminated by BANK within twelve (12) months following the Closing Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks base pay for each full year of service based upon the employee’s date of hire by PLAZA (plus a prorated amount for each partial year of service, such service determined by taking into account service with PLAZA and BANK, with a minimum of four (4) weeks of base pay; provided, however, that for purposes of this Section 6.15 an employee shall also be considered to be terminated by BANK if such individual resigns after (i) any reduction in base salary or incentive compensation from that paid or made available immediately prior to the Closing Date or (ii) being required to be based at any office or location more than forty miles from where the individual was based on the date immediately preceding the Closing Date, except for travel reasonably required in the performance of responsibilities and commensurate with the amount of travel required prior to the Closing Date.

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6.16         Certain Policies.

Prior to the Closing Date, PLAZA shall, consistent with GAAP and applicable banking laws and regulations, to the extent requested by BANK, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BANK; provided, however, that no such modifications or changes need be made prior to the satisfaction of the condition set forth in Section 7.1(a); and further provided that in any event, no accrual or reserve made by PLAZA pursuant to this Section 6.16 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of PLAZA or its management with any such adjustments.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

7.1           Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:

(a)          Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated hereby, including but not limited to the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any non-standard conditions, restrictions or requirements which BANK and BHC, on the one hand, or PLAZA, on the other hand, reasonably determine in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated hereby to such a degree that BANK and BHC or PLAZA, as the case may be, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(b)          No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.

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(c)          Requisite PLAZA Shareholder Approval. This Agreement shall have been duly approved by the affirmative vote of the holders of two-thirds of the outstanding shares of PLAZA Common Stock.

(d)          Issuance of Permit. The DBO Permit (and any necessary or appropriate amendments or supplements thereto) shall have been issued by the Commissioner, after a hearing before the DBO upon the fairness of the terms and conditions of the issuance and exchange of shares of BHC Common Stock for shares of PLAZA Common Stock, no stop order denying effectiveness to, or suspending or revoking the effectiveness of such qualification shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commissioner, and the shares of BHC Common Stock qualified under the permit issued by the Commissioner shall have received all state securities and “Blue Sky” permits or approvals required to consummate the transactions contemplated by this Agreement.

7.2           Conditions to Obligations of PLAZA. The obligations of PLAZA to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by PLAZA prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of BHC and BANK set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on BANK or BHC, provided that (i) the representations and warranties of BHC and BANK (A) set forth in Section 5.3(a), Section 5.3(e) and Section 5.3(g)(i) shall be true and correct as of such dates in all respects, and (B) set forth in Section 5.3(b) shall be true and correct as of such dates in all respects other than for such failures to be true and correct as are de minimis in effect, and PLAZA shall have received certificates, dated the Closing Date, signed on behalf of BHC and BANK by the President and Chief Executive Officer and the Chief Financial Officer of each such entity to such effect.

(b)          Performance of Obligations of BANK and BHC. Each of BANK and BHC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PLAZA shall have received a certificate or certificates, dated the Closing Date, signed on behalf of BHC and BANK by the President and Chief Executive Officer and the Chief Financial Officer of each such entity to such effect.

(c)          No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on BHC and BANK, taken as a whole.

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(d)          Payment of Merger Consideration. BHC shall have delivered the merger consideration to the Exchange Agent and the Exchange Agent shall have provided PLAZA with a certificate evidencing such delivery.

(e)          Other Actions. BANK and BHC shall have furnished PLAZA with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as PLAZA may reasonably request.

(f)           Exemption. BHC shall have received written acceptance from the applicable Government Authority if BHC intends to issue the shares of BHC Common Stock pursuant to an exemption in lieu of the DBO Permit as required under Section 7.1(d) or registration under the Securities Act.

7.3           Conditions to Obligation of BHC and BANK. The obligations of BHC and BANK to consummate the Merger and the other transactions contemplated hereby are also subject to the fulfillment or written waiver by BHC and BANK prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of PLAZA set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on BANK, BHC or PLAZA, provided that the representations and warranties of PLAZA set forth in Section 5.2(a), Section 5.2(b), Section 5.2(e), Section 5.2(g)(i) and Section 5.2(m) shall be true and correct as of such dates in all respects, and BHC and BANK shall have received a certificate, dated the Closing Date and signed on behalf of PLAZA by the Chairman and the Chief Financial Officer to such effect.

(b)          Performance of Obligations of PLAZA. PLAZA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BHC and BANK shall have received a certificate, dated the Closing Date, signed on behalf of PLAZA by the Chairman and the Chief Financial Officer to such effect.

(c)          Estoppel Letters and Consents. PLAZA shall have delivered fully executed estoppel letters and Consents as required by Section 6.10.

(d)          FIRPTA Certificate. PLAZA shall have delivered to BANK a properly executed statement from PLAZA that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance satisfactory to BANK.

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(e)          No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on PLAZA.

(f)          Other Actions. PLAZA shall have furnished BHC and BANK with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as BHC and BANK may reasonably request.

ARTICLE VIII

TERMINATION

8.1           Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a)          Mutual Consent. By the mutual consent in writing of BANK, BHC and PLAZA.

(b)          Breach.

(i)          By PLAZA, if PLAZA is not in material breach of any of the terms of this Agreement, in the event of a material breach by BANK or BHC of any representation, warranty, covenant or agreement contained herein, which breach (A) cannot be or has not been cured within thirty (30) Business Days after the giving of written notice to the breaching party or parties of such breach, and (B) would entitle PLAZA not to consummate the transactions contemplated hereby under Section 7.2(a) or (b).

(ii)         By BANK and BHC, if neither BANK nor BHC is in material breach of any of the terms of this Agreement, in the event of a material breach by PLAZA of any representation, warranty, covenant or agreement contained herein, which breach (A) cannot be or has not been cured within thirty (30) Business Days after the giving of written notice to the breaching party of such breach, and (B) would entitle BHC and BANK not to consummate the transactions contemplated hereby under Section 7.3(a) or (b), except for any breach of any representation, warranty, covenant or agreement set forth in Sections 6.5 or 6.6 as to which Section 8.1(d) shall apply.

(c)          No Regulatory Approval. By BANK and BHC, on the one hand, or PLAZA, on the other hand, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) if such denial shall be due to the failure of such party seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.

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(d)          Breach of No Solicitation or Negotiation. By BHC and BANK, if PLAZA shall have breached any covenant contained in Section 6.5 above.

(e)          Material Adverse Change.

(i)          By BHC and BANK in the event that any material adverse change or matter exists or is identified that would reasonably be expected to result in a Material Adverse Effect to PLAZA.

(ii)         By PLAZA in the event that any material adverse change or matter exists or is identified that would reasonably be expected to result in a Material Adverse Effect to BANK and/or BHC.

(f)           Outside Date. By BHC and BANK on the one hand, or PLAZA on the other hand, if the Merger shall not have been consummated by January 31, 2018 (the “Outside Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by the Outside Date.

(g)          Requisite PLAZA Shareholder Approval. By BHC and Bank, on the one hand, or PLAZA, on the other hand, if the Requisite PLAZA Shareholder Approval shall not have been obtained.

(h)          Actions. By BANK or BHC on the one hand, or PLAZA on the other hand, if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(h) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order injunction, rule, decree, ruling.

(i)           No Solicitation; Recommendation. By BHC or BANK if (A) there is an Adverse Recommendation Change (B) PLAZA enters into an Alternative Acquisition Agreement relating to an Acquisition Proposal; or (C) PLAZA fails publicly to reaffirm its recommendation of the Merger within five (5) Business Days after the date any Acquisition Proposal or any material modification thereto is first communicated, published or sent or given to PLAZA’s shareholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal.

(j)           Superior Proposal. By PLAZA to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal.

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(k)          Notice of Termination. In the event a party elects to effect any termination pursuant to Sections 8.1(b) through (j) above, it shall give written notice to the other parties hereto specifying the basis for such termination.

8.2           Liabilities and Remedies; Liquidated Damages; Expense Reimbursement.

(a)          Fees and Expenses.

(i)          Except as otherwise provided in this Section 8.2(a), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(ii)         In the event this Agreement is terminated pursuant to Sections 8.1(i) or Section 8.1(j), PLAZA shall pay to BHC a termination fee of $400,000 (the “Termination Fee”). Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by BANK as promptly as reasonably practicable after termination. The payment by PLAZA of the Termination Fee pursuant to this Section 8.2(a)(ii) shall be the sole and exclusive remedy of BANK and BHC with respect to the termination of this Agreement pursuant to the Sections of the Agreement enumerated above in this Section 8.2(a)(ii).

(iii)        In the event that this Agreement is terminated by BHC and BANK pursuant to Section 8.1(b)(ii) or Section 8.1(g), or by PLAZA pursuant to Section 8.1(b)(i) then the breaching party shall reimburse the non-breaching party for all of its reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the non-breaching party) incurred by the non-breaching party or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Party Expenses”), up to a maximum amount of $200,000. Payment of the Party Expenses shall be made by wire transfer of same day funds to the account or accounts designated by the non-breaching party entitled to payment of the Party Expenses as promptly as reasonably possible after the breaching party has been notified of the amount thereof by the non-breaching party.

(iv)        Each of PLAZA, BANK and BHC acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, PLAZA, BANK and BHC would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due to the other party pursuant to this Section 8.2, and, in order to obtain such payment, the party to which any amount under this Section 8.2 is due and owing from the other party commences a suit that results in a judgment against such other party for the amounts set forth in this Section 8.2, the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

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(b)          Specific Performance. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). Accordingly, except as otherwise set forth in Section 8.2(a)(ii), each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

ARTICLE IX

MISCELLANEOUS

9.1           Survival of Representations, Warranties and Agreements. No representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, Section 6.4(c) and Section 8.2(a)(ii)-(iii), which shall survive such termination).

9.2           Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

9.3           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

9.4           Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.

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9.5           Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6           Expenses. Except as otherwise provided for in Section 8.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.7           Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to PLAZA:

Plaza Bank.

520 Pike Street, Suite 2750

Seattle, Washington 98101

Attention: Donald M. Burton, Chairman

Facsimile: (206) 381-8895

With a copy to:

Breyer & Associates PC

8180 Greensboro Drive, Suite 785

McLean, Virginia 22102

Attention: John F. Breyer, Jr, Esq.

Facsimile: (703) 883-2511

If to BANK or BHC:

BayCom Corp.

United Business Bank

500 Ygnacio Valley Road, Suite 200

Walnut Creek, California 94596

Attention: George Guarini, President

Facsimile: (925) 476-1846

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With a copy to:

Gary Steven Findley & Associates

3808 East La Palma Avenue

Anaheim, California 92807

Attention: Gary Steven Findley, Esq.

Facsimile: (714) 630-7910

9.8           Entire Understanding; No Third-Party Beneficiaries. This Agreement, the PLAZA Non-Competition and Voting Agreements, the PLAZA Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the PLAZA Non-Competition and Voting Agreements, the PLAZA Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the provisions of Sections 6.13 and 6.15, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9           Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.10         Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.11         Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

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9.12         Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.13         Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, BANK and BHC may, after providing PLAZA at least twenty (20) Business Days’ written notice, modify the structure of the acquisition of PLAZA set forth herein, provided that (i) the consideration to be paid to the holders of PLAZA Common Stock is not (x) thereby changed in kind or reduced in amount as a result of such modification or (y) negatively impacted from a Tax perspective, and (ii) the change in structure does not materially delay the transaction. In the event BANK and BHC elect to make such a change, the parties agree to execute appropriate documents to reflect the change.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

UNITED BUSINESS BANK		BAYCOM CORP

By:	/s/ George J. Guarini	By:	/s/ George J. Guarini
Its:	President	Its:	President

By:	/s/ Keary L. Colwell	By:	/s/ Keary L. Colwell
Its:	Secretary	Its:	Secretary

PLAZA BANK

By:	/s/ Donald M. Burton
Its:	Chairman

By:	/s/ L. Calyn Miller
Its:	Secretary

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